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                            LEGAL OPINION AND CONSENT


                                    EXHIBIT 5


October 19, 2001


Board of Directors
Hybridon, Inc.
345 Vassar Street
Cambridge, Massachusetts  02139

Gentlemen:

         We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") relating to the registration of 7,000,000 shares of the Common Stock, $.001 par value per share ("Shares"), of Hybridon, Inc., a Delaware corporation (the "Company"), issuable under the Hybridon, Inc. Amended and Restated 1997 Stock Incentive Plan (the "Plan").

         We have examined the Certificate of Incorporation and By-laws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement, certificates of public officials and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

         In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

         We express no opinion herein as to the laws of any state or jurisdiction other than the federal laws of the United States, the state laws of the Commonwealth of Massachusetts, and the Delaware General Corporation Law statute. To the extent that the laws of any other jurisdiction govern any of the matters as to which we are opining herein, we have assumed that such laws are identical to the state laws of the Commonwealth of Massachusetts, and we are expressing no opinion herein as to whether such assumption is reasonable or correct.

         Based upon the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares, and the Shares, when issued and paid for in accordance with the terms of the Plan and at a price per share in excess of the par value per share for such Shares, will be validly issued, fully-paid and nonassessable.

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         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

         This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Please note that we are opining as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is solely for your benefit in connection with the filing of the Registration Statement and may not be quoted or relied upon by any other person or used for any other purpose, without our prior written consent.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601 (b) (5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                            Very truly yours,



                                            /s/ HOLLAND & KNIGHT LLP